Exhibit 10.2

March 19, 2019

Confidential

Via Electronic Mail

Ian Mortimer

Dear Ian,

Re: Amended and Restated Employment Agreement

We are pleased to offer you this Amended and Restated Employment Agreement which replaces and supersedes your earlier Employment Agreement. You will be credited for all purposes with your service to the Company back to your start date of October 21, 2013. As of March 19, 2019 (the “Effective Date”), you will continue to be engaged by the Company in the full-time position of President & CFO.

A.Base Salary. Retroactive to January 1, 2019, you will earn a base salary of $420,000 USD per year, less statutory and other applicable deductions as required, for all work and services you perform for the Company (the “Base Salary”). The Base Salary is payable semi-monthly in arrears in accordance with the Company’s applicable payroll policies. The US dollar amount of your semi-monthly pay will be converted to Canadian dollars at the Bank of Canada exchange rate approximately five (5) days prior to each pay date and paid in Canadian dollars. You hereby agree and understand that the exchange rate between US and Canadian dollars may vary either in your favour or in Xenon’s favour (the “Exchange Rate Variance”), and you accept that such Exchange Rate Variance is an accepted term and condition of your employment.

B.Annual Discretionary Bonus. In addition to your Base Salary, you are eligible to earn an annual discretionary bonus, less statutory and other applicable deductions as required, of up to forty-five percent (45%) of your base salary earnings actually earned in the applicable calendar year of service, in Canadian dollars. Any bonus payable will be paid in Canadian dollars. The payment and amount of the annual bonus is within the sole discretion of the Board of Directors (the “Board”) and will be evaluated in the first quarter of each year in relation to the achievement of corporate objectives for the previous year. Such objectives will be established annually by the Board in its sole discretion. Bonuses are not earned until paid.

C.Annual Review. The Company will conduct an annual review of your compensation package, including your salary and bonus percentage, in accordance with its policies. Any adjustment to the same is at the sole discretion of the Company provided that the Base Salary benchmarked in US dollars will not be reduced without your consent and subject to Sections L and M of this Agreement. You will be paid in Canadian dollars, but the Company may, at its sole discretion, benchmark your compensation in US dollars based on the peer group that is identified from time to time. You hereby agree and acknowledge that the Company has no control over the applicable foreign currency exchange rate and that your compensation in Canadian dollars may be reduced compared to the previous year because of such applicable exchange rate. You further agree and acknowledge that such lower compensation will not constitute constructive dismissal if solely due to the then applicable foreign currency exchange rate.

D.Expense Reimbursement. In accordance with its expense policy, as amended from time to time, the Company will reimburse any authorized expenses actually and reasonably incurred in the course of performing your employment duties. The Company will also provide to you, for the duration of your employment, any necessary work tools, such as a laptop computer and mobile phone. Subject to approval by the Company, you will also be reimbursed for out-of-pocket expenses incurred for attending courses or workshops related to your employment duties.

E.Reporting Structure/Responsibilities. You will report to the CEO. You agree that the Company may change the reporting structure, including the person and position to whom you report, and the people and positions who report to you. You will perform the responsibilities and duties of your position, as described in Schedule A, and subject to Sections L and M, such other responsibilities and duties as may be reasonably requested by the Company from time to time. You will at all times: (i) conform to the reasonable and lawful directions of the Company and the Board; (ii) adhere to all applicable Company policies; (iii) give the Company the full benefit of your knowledge, expertise, skill and ingenuity; (iv) well and faithfully serve the Company; (v) devote your best efforts to furthering the interests of the Company; and (vi) exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.

You will not during your employment with the Company, be employed by, or provide products or services of any nature whatsoever to, any other person, company, organization or other entity without prior written permission from the Company. This does not restrict you from performing reasonable volunteer activities; however, you must obtain the consent of the Company if you wish to serve on a board of directors or advisory board, or if you perform any paid work or services for other organizations. Schedule B contains a description of all such appointments and positions that you currently occupy, and all paid work and services you currently provide to outside organizations, to which the Company confirms that it provides its permission.

F.Vacation and Sick Days. In accordance with the Company’s policies, you will earn twenty (20) days of paid vacation per calendar year on a pro rata basis. You may also be entitled to other leaves, including without limitation, an additional allotment of paid sick days and statutory holidays, as provided in the Company’s policies during the applicable period. Accrued but unused paid time off and sick days will expire in accordance with the Company’s policies, as amended from time to time.

G.Non-Disclosure, Non-Solicitation & Non-Competition Agreement. The Employee Non-Disclosure, Non-Solicitation and Non-Competition Agreement that you signed dated October 3, 2014 continues to be in full force and effect. Please note that this agreement also deals with confidentiality and the ownership of intellectual property developments. You continue to agree that compliance with its provisions is reasonable and a necessary requirement in our highly competitive industry, and may be required by our agreements with our suppliers, customers, and distributors.

H.Stock Options. You will continue to be eligible to participate in Xenon’s 2014 Equity Incentive Plan, a copy of which is attached. Nothing in this Agreement will affect in any way the stock options granted to you by the Company to date, all of which will, except as expressly provided in this Agreement, continue to vest and be exercisable in accordance with their terms while you are employed by the Company.

I.Benefits. You will continue to be eligible to participate in the Company’s employee group benefit plans, as amended from time to time, subject to the Company’s policies, eligibility rules, and terms established by the service providers, as amended from time to time. You will continue to be eligible to participate in the Company’s current Group RRSP Plan, under which the Company will match your contributions up to a maximum of 5% of your Base Salary, in the same currency in which your Base Salary is paid.

J.Taxes. Any taxes applicable to your employment compensation package with the Company will be deducted and remitted to the appropriate authorities in accordance with the Company’s standard policies and the law.

If you work in a second tax jurisdiction at the Company’s request, the Company will cover the reasonable costs for you to use the services of the Company’s tax adviser or another adviser mutually agreed upon by the Parties to prepare your home and host country tax returns for any year during which you are required to file tax returns in more than one country as a result of your employment with the Company.

K.Insurance and Indemnification. As a corporate and/or executive officer of the Company, during your employment with the Company, you will be covered by its Directors’ and Officers’ Liability Insurance Policy and such other indemnity policy, agreement or commitment established by the Company, subject to the terms of the Insurance Policy and other policy, agreement or commitment and any amendments made from time to time at the Board’s discretion provided that no amendment will substantially reduce your entitlements. Your coverage under such Insurance Policy and any other policy, agreement, or commitment, will continue after your employment ends in respect of your employment. The Indemnification Agreement that you signed dated November 4, 2014 continues to be in full force and effect.

L.Change of Control. In this Agreement:

a.

“Average Bonus” means an amount that is (i) the sum of the annual bonus awards (expressed as a percentage of the applicable year’s Base Salary) that you earned in each of the three (3) completed calendar years preceding the date your employment with the Company terminates, divided by (ii) three (3), multiplied by (iii) your Base Salary at the time your employment with the Company terminates [for example: (15%+5%+10%)/3 = 10% of Base Salary]. If you have been employed for more than one (1) but fewer than three (3) completed calendar years of service, then your “Average Bonus” will be the average of the annual bonus awards (as expressed as a percentage of the applicable year’s Base Salary) that you have received for the completed calendar year(s) preceding the date of your employment with the Company terminates.

b.	“Change of Control” means:

(i)

the acquisition by any person or persons acting jointly or in concert (as determined by the Securities Act) (“Person”), whether directly or indirectly, of voting securities of the Company that, together with all other voting securities of the Company held by such Person, constitute in the aggregate more than 50% of all outstanding voting securities of the Company; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Company will not be a Change of Control;

(ii)

an amalgamation, arrangement or other form of business combination of the Company with another corporation that results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Company will not be a Change of Control; or

(iii)

a change in the ownership of a substantial portion of the Company’s assets, including the sale, lease, transfer or exchange of a substantial portion of the Company’s assets, to another Person, other than in the ordinary course of business of the Company, which occurs on the date that such Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to a Related Entity, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity of which the Company has Control, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the all outstanding voting securities of the Company, or (4) an entity of which a Person described in this subsection (iii)(B)(3) has Control. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide public offering, financing or series of financings by the Company, of voting securities of the Company or any rights to acquire voting securities of the Company which are convertible into voting securities.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (x) its sole purpose is to change the state or jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company the voting securities of which will be owned in substantially the same proportions by the persons who held the Company’s voting securities immediately before such transaction.

c.	“Good Reason” means any of the following:

(i)

any unilateral change or series of changes to your employment responsibilities, reporting relationship, or status within the Company, such that immediately after such a change or series of changes to your responsibilities, reporting relationship, and status, taken as a whole, and taking into account the size and complexity of the business of the Company at that time, are substantially less than those assigned to you immediately prior to such change or series of changes; or

(ii)	a material reduction by the Company in your Base Salary or other compensation as in effect prior to the Change of Control that would constitute a constructive dismissal at common law; or

(iii)

the taking of any action by the Company, or the failure by the Company to take any action, that would materially and adversely affect your participation in, or materially reduce your aggregate benefits under, the total package of long-term incentive, bonus, compensation, RRSP, life insurance, health, accidental disability and other similar plans in which you are participating prior to the action by the Company or the failure by the Company to take any action; or

(iv)	the unilateral requirement that you relocate to a new location that is both (a) more than 60 kilometers from your previous work location and (b) more than 60 kilometers from your primary residence; or

(v)

failure or refusal of the Successor Company to offer you terms and conditions of employment, including the provisions of Section M of this Agreement, that are substantially the same as the provisions of this Agreement; or

(vi)	subject to the terms of this Agreement, any reason which would be considered to amount to constructive dismissal by an arbitrator under the laws applicable in British Columbia;

provided that any change or series of changes in reporting relationships alone will not constitute good reason.

d.	“Successor Company” means, in connection with a Change of Control, the surviving or acquiring company or entity.

M.Termination Without Cause or Resignation for Good Reason in Connection With or Following A Change of Control.

In the event of (i) a termination without cause or (ii) resignation for Good Reason, in either case, occurring within three (3) months prior to a Change of Control and related or connected to that Change of Control or occurring within twelve (12) months after a Change of Control, your employment will end on the date it is terminated without cause by the Company or Successor Company or the date terminated by you for Good Reason, in which case the Company or Successor Company will provide you with the notice or pay in lieu of notice to which you are entitled under the British Columbia Employment Standards Act (the “Statutory Notice”). In exchange for and conditional upon you signing and returning a full and final Release of all claims in the form attached hereto as Schedule C, the Company or Successor Company will provide you with the following:

a.	payment equal to twenty-four (24) months (the “COC Payment Period”). The COC Payment Period is inclusive of, and not in addition to, the Statutory Notice;

b.

payment of 100% of your then-applicable bonus eligibility calculated on your then-applicable annual Base Salary (i.e. not prorated for the partial year worked), less statutory and other applicable deductions as required;

c.	the contributions to your retirement savings plan the Company would have paid on your behalf during the COC Payment Period;

d.

notwithstanding any provision in the Company’s Amended and Restated Stock Option Plan (the “Pre-IPO Equity Plan”), the Equity Incentive Plan and any subsequent deferred compensation plan to the contrary:

(i)	immediate vesting of all unvested stock options and other deferred compensation awards granted to you by the Company or the Successor Company; and

(ii)

with respect to stock options granted pursuant to the Pre-IPO Equity Plan and any prior stock option plan, continued exercise rights up to ninety (90) days after the end of the Payment Period, at which time, such rights will be null and void; and

(iii)

continued exercise rights for the longer of the period stipulated in the applicable plan or grant and six (6) months after the date your employment actually terminates (i.e. the last day you are actually at work); and

e.

subject to the applicable insurer’s terms of coverage, at the Company’s discretion, the Company will arrange for you to continue to receive group benefits insurance coverage up to the earlier of (i) the end of the COC Payment Period, or (ii) the date you commence new work or employment with comparable coverage. In the event the insurer does not continue coverage, the Company will pay you an amount equivalent to the cost of the monthly premiums the Company would have paid on your behalf for the group benefits insurance coverage that are terminated.

In the case of Good Reason, you must within three (3) months after the occurrence of Good Reason provide the Company or Successor Company with thirty (30) days’ written notice of Good Reason during which you will continue to provide services to the Company or Successor Company. Where the Good Reason is based in whole or in part on a series of changes, the notice period will commence on the occurrence of the last change in the series. Within your thirty (30) day working notice, the Company or the Successor Company may correct, reverse, rectify or otherwise resolve the change or series of changes that constitute Good Reason, in which case your employment with the Company or Successor Company will continue.

The payments described above are inclusive of any termination or severance pay owing to you under applicable employment standards legislation. You further agree that you will not be eligible for any additional payment pursuant to the termination sections below (e.g. you will not be entitled to receive both the payments described in this Section M and the Termination Without Cause payments or notice described below in Section P).

Termination:

N.Resignation. If for any reason you should wish to leave the Company, you will provide the Company with three (3) months’ prior written notice of your intention (the “Resignation Period”). You agree that the Company may, in its sole and unfettered discretion, waive the Resignation Period in whole or in part and end your employment immediately by delivering to you a written notice promptly followed by payment of the Base Salary due to you during the remainder of the Resignation Period and any pay accrued and owing under this Agreement up to the date of such notice. It is further expressly agreed that you will not be entitled to any bonus or pro rata bonus after you give notice of resignation. For example, if you give notice of resignation partway during the calendar year, or any time prior to the bonus payment date following that calendar year, you will not be entitled to any bonus for that calendar year.

O.Termination for Cause. The Company may terminate your employment at any time for cause, effective upon delivery by the Company to you of a written notice of termination of your employment for cause. You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been awarded by the Company.

P.Termination Without Cause.

(This Section P does not apply to a termination without cause that occurs within three (3) months prior to a Change of Control and in relation or connection to that Change of Control or within twelve (12) months after a Change of Control – such terminations are covered by Section M).

The Company may terminate your employment without cause at any time upon providing you with the notice or pay in lieu of notice to which you are entitled under the Statutory Notice. In exchange for and conditional upon you signing and returning a full and final Release of all claims in the form attached hereto as Schedule C, the Company will provide you with notice or pay in lieu of notice beyond that required by the Statutory Notice – in particular, the Company will provide you with working notice of termination (in which case all of your terms and conditions of employment including compensation and benefits, subject to the applicable insurer’s terms of coverage, will continue during the working notice period, or Base Salary continuance, or a lump sum payment of Base Salary, or an equivalent combination of any of the foregoing, in the amount of twelve (12) months plus one (1) additional month for every one (1) year of consecutive service with the Company, up to a combined maximum of eighteen (18) months (the “Notice Period”).

It is within the Company’s sole discretion to decide whether to provide working notice, Base Salary Continuance, or a lump sum payment of Base Salary, or a combination of the foregoing, for the Notice Period.

The Notice Period is inclusive of, and not in addition to, the Statutory Notice. If the Company elects to provide Base Salary Continuance or a lump sum payment of Base Salary for all or part of the Notice Period, the portion of the Notice Period covered by such payment(s) shall be defined as the “Payment Period”.

The parties further agree as follows, also conditional upon you signing and returning a full and final Release of all claims in the form attached hereto as Schedule C:

(i)

subject to the applicable insurer’s terms of coverage, the Company will arrange for you to continue to receive group benefits insurance coverage up to the earlier of (i) the end of the Notice Period, or (ii) the date you commence full-time employment. In the event the insurer does not continue coverage, the Company will pay you an amount equivalent to the cost of the monthly premiums the Company would have paid on your behalf for the group benefits insurance coverage that are terminated;

(ii)

you will receive an Average Bonus pro-rated for the period of the calendar year that you actually worked, up to your last day at work, less statutory and other applicable deductions as required. For example, if your last day of work is March 31, you will receive 3 months of your Average Bonus. Payment of your pro-rated Average Bonus will be within four (4) weeks of the termination date provided that if a bonus has not yet been determined for the preceding completed calendar year, the Company will first make that determination in the ordinary course using relevant criteria in a manner consistent with prior practice so that the Average Bonus can then be determined and paid. For clarity, it is expressly agreed that you will not be entitled to any bonus whatsoever for any period of time after your last actual day at work, including during the Payment Period;

(iii)	the Company will pay the contributions to your retirement savings plan the Company would have paid on your behalf during the Notice Period; and

(iv)

notwithstanding any provision in this Agreement or in the Pre-IPO Equity Plan, the Equity Incentive Plan and any subsequent incentive compensation plan to the contrary, the Company will extend the vesting and exercise rights of your vested and unvested options and other deferred compensation as follows:

a.

for stock options granted under the Pre-IPO Equity Plan and any prior stock option plan, the stock options will continue vesting until the end of the Notice Period, at which time all unvested options will be null and void, and all vested stock options will be exercisable until the earlier of the original expiry date of the options and the date that is three (3) months following the end of the Notice Period; and

b.

for stock options and other deferred compensation granted under the 2014 Equity Incentive Plan and any subsequent incentive compensation plan, the stock options and other deferred compensation will continue to vest for a period of three (3) months after the date your employment terminates and all vested stock options and other deferred compensation will be exercisable until the earlier of the original expiry date of the stock options and deferred compensation and the date that is six (6) months after the date your employment terminates.

Any payment in lieu of notice provided to you will be inclusive of any termination or severance pay owing to you under applicable employment standards legislation and subject to statutory withholdings and other regular payroll deductions. You will not be entitled to receive any further pay or compensation except (i) as expressly set out in this Agreement, and (ii) the pay, if any, accrued and owing under this Agreement up to the date of termination of your employment.

Q.Work Permit. As a condition of your employment, you may become required to work in other jurisdictions where the Company or the Company’s affiliates maintain an office. In that event, the continuance of your employment with the Company will become contingent upon your signing and complying with an Employee Secondment Agreement Letter, receiving authorization to work in that or those other jurisdiction(s), and to your maintaining such status. The Company will support your application for any such authorization(s).

R.FDA Debarment. As a condition of your employment, you must certify that you are not under investigation by the FDA for debarment action, have not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.), and are not otherwise being investigated, restricted or disqualified from performing services relating to clinical trials by the FDA or any other regulatory authority or professional body in any other jurisdiction. If, during the course of your employment with Xenon, you become subject to such investigation or otherwise are restricted or disqualified, you will promptly inform Xenon’s Legal Department of such event.

S.Miscellaneous

No Implied Entitlement. Other than as expressly provided herein or in any of the Company’s policies, as amended from time to time at the Company’s sole discretion, you will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind.

Continued Effect. Notwithstanding any changes in the terms and conditions of your employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of your employment with the Company unless otherwise amended in writing and signed by the Company.

Authorization to Deduct Debts. If, on the date you leave employment, you owe the Company any money, you hereby authorize the Company to deduct any such debt from your final pay or any other payment due to you to the extent permitted by the BC Employment Standards Act if applicable. Any remaining debt will be immediately payable to the Company and you agree to satisfy such debt within fourteen (14) days after any demand for repayment.

Dispute Resolution. In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Company seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, or enforce the covenants hereunder, that dispute will be resolved confidentially as follows:

a.

Amicable Negotiation – The parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them by amicable and expeditious negotiations.

b.

Mediation – If the parties are unable to negotiate resolution of a dispute, either party may with the agreement of the other party refer the dispute to mediation by providing written notice to the other party. If the parties cannot agree on a mediator within fifteen (15) days after receipt of the notice to mediate, then either party may make application to the British Columbia Arbitration and Mediation Society to have one appointed. The mediation will be held in Vancouver, BC, in accordance with the British Columbia International Commercial Arbitration Centre’s (the “BCICAC”) Commercial Mediation Rules, and each party will bear its own costs, including one-half share of the mediator’s fees.

c.

Arbitration – If, after mediation, the parties have been unable to resolve a dispute or at any time if mediation is not undertaken, either party may refer the dispute for final and binding arbitration by providing written notice to the other party. If the parties cannot agree on an arbitrator within fifteen (15) days after receipt of the notice to arbitrate, then either party may make application to the British Columbia Arbitration and Mediation Society to appoint one. The arbitration will be held in Vancouver, BC, in accordance with the BCICAC’s Shorter Rules for Domestic Commercial Arbitration. Each party will bear its own costs, including one-half share of the arbitrator’s fees, provided that the arbitrator will have discretion to award costs against either party.

Legal Counsel. You have been advised by the Company to retain independent legal advice with respect to this Employment Agreement.

Employment Standards Act. The parties hereby agree that if any provision in this Employment Agreement, in any circumstance, provides for less than what is required by the BC Employment Standards Act, such provision shall be replaced with the minimum provision(s) of the BC Employment Standards Act.

Currency. Except as otherwise specifically indicated, all monetary amounts referenced herein are in Canadian dollars.

Severability. If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable for any reason, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

Entire Understanding. We also confirm that this Agreement and the other agreements, documents, and plans that are referred to in this Agreement (including the Non-Disclosure, Non-Solicitation and Non-Competition Agreement) set forth our entire understanding of the terms of your employment with the Company, and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements (including your former employment agreement), covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. Any modifications to these employment terms must be made in writing and signed by both you and the Company.

Fresh Consideration. The Company is hereby providing you with one hundred dollars ($100) as fresh consideration for you entering into this Employment Agreement. You hereby accept the receipt and sufficiency of this fresh consideration.

Governing Law. This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of the Province of British Columbia.

If you have any questions or concerns regarding the above, please do not hesitate to contact me.

To accept this Agreement on the terms set out herein, please sign where indicated below, and return a signed copy of this Agreement to me before March 21, 2019.

Yours sincerely,

XENON PHARMACEUTICALS INC.

/s/ Simon Pimstone

Simon Pimstone

CEO

Attachments:

1) Xenon Employee Non-Disclosure, Non-Solicitation and Non-Competition Agreement

I hereby confirm that I have read, understand and voluntarily accept the terms of this Agreement:

/s/ Ian Mortimer	22/03/2019
Ian Mortimer	DD/MM/YYYY

SCHEDULE A

Duties and Responsibilities

Your duties and responsibilities in this position will include those listed below:

1.	Manage all finance, IT, human resources, legal, investor relations, facilities and other related functions within the Company.
2.	Collaborate with the management team to develop and implement plans for the operational infrastructure of systems, processes, and personnel as required by the needs of the Company.
3.

Assure necessary compliance on all tax, reporting, regulatory and financial obligations.  Coordinate and supervise the management of all transactions related to investments, accounts payable and purchasing.

4.	Oversee corporate positioning, public relations, press releases and SEC regulatory compliance.
5.	Assist in the protection of the Company by mitigating key elements of the Company’s risk profile and ensuring compliance with all applicable laws and policies.
6.	Clearly articulate the scientific story to the investment community including frequent presentations at key meetings.
7.

Participate and contribute in the strategic planning, establishment of financial objectives and with the CEO, securing adequate financing to realize objectives and assure that stable, well-developed and secure financial systems are in place.

8.	Assist in the preparation for and presentation of Company at BOD meetings, investor conferences and analyst and institutional investor meetings.
9.	Work with Senior Executives in setting and executing on general corporate strategy for the Company.
10.	Work with Senior Executives in identifying and managing the review and preparation of partnering opportunities.
11.	Play a key role on the senior management team and serve as a business confidant and partner to the CEO and contribute extensively at the Board level.
12.	Develop and maintain positive relationships with clients, investors, and business partners.
13.	Lead employees to encourage maximum performance in alignment with Company culture and goals.
14.	Travel for meetings, conferences, and other applicable business.
15.	Other duties as required from time to time.
16.	Strictly adhere to all Xenon corporate policies, particularly those concerning confidentiality, intellectual property, and safety.

SCHEDULE B

Disclosure of Volunteer, Board and Other External Commitments

Position	Organization	Length of Appointment/ Engagement

Director and Chair of Audit Committee	Appili Therapeutics Inc.	November 2017 - present

SCHEDULE C

Form of Release

IN CONSIDERATION OF the terms and conditions set out in the [DATE] letter from Xenon Pharmaceuticals Inc. (hereinafter called “Xenon”) to me, [NAME], and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, I do hereby remise, release and forever discharge Xenon, its officers, directors, servants, employees and agents, and their heirs, executors, administrators, successors and assigns, as the case may be (defined collectively as the “Releasees”), of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which as against Xenon or such persons as aforesaid or any of them, I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of the termination of my employment with Xenon on or about [DATE], without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of shares and/or share options, loss of benefits, including life insurance and short and long-term disability benefit coverage, and any other type of damages arising from the above.

IT IS UNDERSTOOD AND AGREED that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code, or other applicable legislation as it relates to the termination of my employment and that the consideration provided includes any amount that I may be entitled to under such legislation.

IT IS FURTHER UNDERSTOOD AND AGREED that this Release is subject to compliance by Xenon with the said conditions as stipulated in the aforementioned employment agreement entered into between the undersigned and Xenon.

IT IS FURTHER UNDERSTOOD AND AGREED THAT XENON will withhold and remit income tax and other statutory deductions from the aforesaid consideration and I agree to indemnify and hold harmless Xenon from any further assessments for income tax, repayment of any employment insurance benefits received by me, or other statutory deductions which may be made under statutory authority.

IT IS FURTHER UNDERSTOOD AND AGREED that this is a compromise and is not to be construed as an admission of liability on the part of Xenon. The terms of this Release set out the entire agreement between Xenon and me with respect to the matters described herein and are intended to be contractual and not a mere recital. If the facts on which this Release is made prove to be other than or different from the facts in that connection now know or believed to be true by the parties or either of them, the parties and each of them expressly accept and assume the risk of the facts being different and agree that all the terms of this Release shall be in all respects effective and not subject to termination, variation, or rescission by any discovery of any difference in the facts. If any party of provision of this Release or its application to any circumstance is restricted, prohibited or unenforceable, such part or provision will be ineffective only to the extent of such restriction, prohibition or unenforceability, and the remainder of the Release will remain in full force and effect.

IT IS FURTHER UNDERSTOOD AND AGREED that I will keep the contents of this settlement and all communication relating thereto confidential except to Revenue Canada or as is required to obtain legal and tax advice, or to enforce my rights hereunder in a court of law, or as is required by law.

IT IS FURTHER UNDERSTOOD AND AGREED that the law governing this Release is that of British Columbia, and the parties will resolve any disputes they have under this Release in the courts of British Columbia, provided that if, contrary to this Release, I commence, pursue, or maintain any such proceedings against any of the Releasees, I hereby irrevocably consent to such Releasee(s) relying on this Release to obtain a stay or dismissal or such proceedings.

IT IS FURTHER UNDERSTOOD AND AGREED that the consideration described herein was voluntarily accepted by me for the purpose of making a full and final settlement of all claims described above and that prior to agreeing to the settlement, I was advised by Xenon of my right to receive independent legal advice.

IN WITNESS WHEREOF this Release has been executed effective the ___________________ (please insert date of signature).

SIGNED, SEALED AND DELIVERE By [NAME] in the presence of:
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Signature of Witness	)	[NAME]
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